EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

The Quantum Group, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form SB-2 of our report dated March 16, 2007, except for Note 2 which is May 12, 2007, relating to the consolidated financial statements of The Quantum Group, Inc. for the years ended October 31, 2006 and 2005.  We also consent to the reference to our Firm under the caption “Experts.”

July 3, 2007

Daszkal Bolton LLP

4455 Military Trail, Suite 201  ♦  Jupiter, FL 33458-3046  ♦  t: 561.367.1040  ♦  f: 561.624.1151

2401 NW Boca Raton Boulevard  ♦ Boca Raton, FL 33431-6632 ♦ t: 561.367.1040 ♦  f: 561.750.3236

2700 West Cypress Creek Road, Suite D 126  ♦ Fort Lauderdale, FL 33309-1751  ♦ t: 954.974.3544  ♦ f: 954.974.3680

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